ASSIGNMENT AND ASSUMPTION OF PROMISSORY NOTE

THIS ASSIGNMENT, ASSUMPTION, AND AMENDMENT OF PROMISSORY NOTE (this “Assignment”) dated June

16, 2020, is made and executed by and among BARRISTER ENERGY, LLC, a Mississippi limited liability company, whose mailing/notice address is P.O. 125, Laurel, Mississippi 39441 (referred to herein as “Assignor”), COJAX OIL AND GAS CORPORATION, a Virginia corporation, whose mailing/notice address is 3033 Wilson Blvd., Suite E-605, Arlington, VA 22201 (referred to herein as “Assignee”), and CENTRAL OPERATING, LLC, a Mississippi limited liability company, whose mailing/notice address is P.O. Box 2205, Laurel, MS 39442 (referred to herein as “Lender”).

RECITALS.

A.Pursuant to the terms of that certain Promissory Note executed by Assignor in favor of Lender dated June 1, 2019 (the “Note”), Lender made a loan to Assignor in the amount of $2,700,000.00.

B.Assignor desires to assign to Assignee all of Assignor’s right, title, and interest in the Note and Assignee desires to assume the same, subject to the terms, provisions, and modifications contained herein.

NOW, THEREFORE, in consideration of the above recitals which are incorporated herein, and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignee, and Lender, the parties hereto hereby agree as follows.

1.Assignment. Assignor hereby assigns to Assignee all of Assignor’s right, title, and interest in and to the Note. Assignor hereby delegates to Assignee all of Assignor’s obligations under the Note arising or accruing on or after the date hereof, and Assignee hereby assumes such obligations under the Note arising or accruing after the date hereof.

2.Modifications to the Note. Notwithstanding any provision in the Note to the contrary, the term

“Borrower” shall mean CoJax Oil and Gas Corporation.

3.Full Force and Effect. The Note, as modified by this Assignment, is hereby ratified and confirmed by the parties hereto and shall remain in full force and effect.

4.Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

5.Counterparts. The parties may execute this Assignment on separate counterparts or separate signature pages, all of which, taken together, shall constitute one and the same instrument.

6.Further Assurances. Assignor and Lender agree to execute any further documents, and to take any further actions reasonably requested by Assignee to effectuate the agreements between the parties reflected herein.

7.Release of Assignor. In consideration of the benefits provided herein, and intending to be legally bound, Assignee and Lender hereby irrevocably and unconditionally release and forever discharge Assignor of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which they ever had, now have, or hereafter may have against Assignor arising under the Note.

1.

Exhibit 2.4 CoJax Assumption of Barrister Note

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS ASSIGNMENT TO BE EXECUTED ON THE DATE FIRST SET FORTH ABOVE.

ASSIGNOR:

BARRISTER ENERGY, LLC

By:/s/ Andrew S. Cardwell Name: Andrew S. Cardwell Title: Manager

ASSIGNEE:

COJAX OIL AND GAS CORPORATION

By: /s/ Jeffrey Guzy Name: Jeffrey Guzy

Title: CEO and Executive Chairman

LENDER:

CENTRAL OPERATING, LLC

By: /s/Peter Biglane Name: Peter Biglane Title: Manager